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Exhibit 3.28

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MYSITE, INC.

  (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the sole stockholder of the Corporation for consideration thereof. The resolution setting the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article 1 thereof so that, as amended, said Article shall be and read as follows:

ARTICLE 1

      The name of the Corporation is United Online Web Services, Inc. (the "Corporation").

2.
That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the sole stockholder of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.
That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.
That the capital of the Corporation shall not be reduced under or by reason of said amendment.

  IN WITNESS WHEREOF, the undersigned has signed this Certificate as of April 13th, 2005

/s/ SUSAN L. ANHALT Susan L. Anhalt, Assistant Secretary

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  Exhibit 3.28
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MYSITE, INC.
ARTICLE 1